Exhibit 99.1
PLUMAS BANCORP REPORTS THIRD QUARTER EARNINGS
QUINCY, California, October 19, 2007 — Plumas Bancorp, (NASDAQ: PLBC), a bank holding company and the parent company of Plumas Bank, today announced earnings for the third quarter ended September 30, 2007. Earnings for the third quarter totaled $1.3 million ($0.26 per diluted share), a decline of $118 thousand or 8.5%, from the $1.4 million ($0.27 per diluted share) earned during the third quarter ended September 30, 2006. For the nine months ended September 30, 2007 net income was $3.4 million. This represents a decline of $521 thousand or 13.4%, from the $3.9 million earned during the same period in the prior year. Diluted earnings per share were $0.67 and $0.76 for the nine-month periods ended September 30, 2007 and 2006.
The decline in earnings during the third quarter of 2007 as compared to the third quarter of 2006 is primarily related to an increase in interest expense of $261 thousand and an increase in non-interest expense of $181 thousand. The increase in interest expense is primarily related to an increase in the level of and rates paid on time deposits. The increase in non-interest expense includes costs related to our expansion into Redding, California and Reno, Nevada as well as a reduction in the deferral of loan origination costs as the number of loans originated decreased. The Company was able to reduce its loan loss provision from the $300 thousand recorded during the third quarter of 2006 to $125 thousand during the third quarter of 2007, while increasing its allowance for loan losses as a percentage of total loans from 1.12% to 1.17%, respectively.
Douglas N. Biddle, president and chief executive officer remarked, “During the second quarter we opened our Redding, California branch in a temporary location, with a permanent location expected to open during the first half of 2008. We have also added an experienced government guaranteed lender in Auburn, California and we were recently awarded admission to the Preferred Lender Program by the Small Business Administration (SBA). This status allows us to approve SBA loans in our offices. Through this partnership with SBA, we are able to help many more small businesses obtain financing, which in turn helps the local economy and Plumas Bancorp. While in the short term our expansion efforts are expected to have a negative impact on earnings, we are committed to the long term value of our franchise and are excited about the prospects for these operations as well as our Reno, Nevada commercial real estate loan office that was opened during the fourth quarter of 2006.”
He continued, “We have maintained our strong growth in book value per share which increased from $6.96 at September 30, 2006 to $7.63 at September 30, 2007. We recently declared a $0.15 semi-annual cash dividend payable on November 16, 2007. This represents a 15% increase from the $0.13 semi-annual dividend paid on November 24, 2006. In addition we have also been active in repurchasing shares of the Company stock under our Stock Repurchase Plan that we announced in January 2007. During the first nine months of 2007 we have repurchased 97,730 shares. This stock buyback plan reflects our commitment to maximize shareholder value and reflects our confidence in the future of the Company.”

Shareholders’ Equity Growth
Shareholders’ equity increased $2.8 million or 8%, to $37.6 million at September 30, 2007 from $34.8 million at September 30, 2006. The increase is primarily a result of the earnings of the Company, offset by the cash dividends paid and the cost of the repurchase of the Company’s common stock.
Loan Growth
Net loans increased by $2 million or 1%, from $347 million at September 30, 2006 to $349 million at September 30, 2007. The Company’s loan to deposit ratio increased slightly from 83.6% at September 30, 2006 to 84.6% at September 30, 2007.
Net Interest Income
Net interest income before provision for loan losses for the quarter ended September 30, 2007 totaled $5.4 million, a decline of $293 thousand or 5%, as compared to the third quarter of 2006. Interest income decreased slightly by $32 thousand to $7.56 million for the quarter ended September 30, 2007 compared to $7.59 million for the third quarter of 2006.
Core deposit growth continues to present challenges, with significant competition from both banking and non-banking sources. Interest expense increased by $261 thousand to $2.11 million for the quarter ended September 30, 2007 compared to $1.85 million for the third quarter of 2006. Total interest expense as a percentage of interest-bearing liabilities increased from 2.39% during the third quarter of 2006 to 2.76% in the current quarter. This increase is primarily related to an increase in the percentage of time deposits as a percentage of total interest bearing deposits and an increase in the rate paid on time deposits.
Net interest margin for the third quarter of 2007 was 5.20%, a decline of 14 basis points from 5.34% for the third quarter of 2006. This decline in margin included an increase of 15 basis points in the yield on average interest-earning assets from 7.07% for the three months ended September 30, 2006 to 7.22% for the current quarter, offset by an increase in the cost of funding our interest earning assets of 29 basis points from 1.73% during the third quarter of 2006 to 2.02% for the current quarter.
For the nine months ended September 30, 2007 net interest income before provision for loan losses totaled $16.4 million, a decline of $300 thousand or 2% from the $16.7 million earned during the nine months ended September 30, 2006. Net interest margin declined 8 basis points to 5.20% during the current nine-month period from 5.28% for the same period in the prior year.

Asset Quality
Nonperforming loans totaled $2.7 million at September 30, 2007 or 0.8% of total loans, an increase of $1.7 million from the prior year balance of $1.0 million or 0.3% of total loans. The allowance for loan losses increased $200 thousand to $4.1 million or 1.17%, of total loans at September 30, 2007, from the $3.9 million or 1.12%, of total loans at September 30, 2006. While the allowance increased both in real terms and as a percentage of total loans, we were able to decrease the provision for loan losses by $400 thousand for the first nine months of 2007 to $500 thousand from the $900 thousand recorded in the same period in the prior year.
Although the Company has experienced an increase in nonaccrual loans, these loans are well secured and the Company does not anticipate significant losses from it nonaccrual loan portfolio.
Robert Herr, executive vice president and loan administrator remarked, “Sub-prime lending has been a topic of discussion in recent months with several institutions suffering significant losses related to sub-prime real estate lending. I am happy to report that Plumas Bank has never been involved in any sub-prime real estate lending.”
Net charge-offs during the first nine months of 2007 totaled $290 thousand an increase of $39 thousand from the $251 thousand incurred during the nine months ended September 30, 2006. For the first nine months of 2007 annualized net charge-offs as a percentage of average loans totaled 0.11% marginally up from 0.10% for the same period in 2006.
- - - - - -
Plumas Bancorp is the holding company for Plumas Bank (NASDAQ: PLBC). Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates thirteen branches located in the counties of Plumas, Lassen, Sierra, Placer, Nevada, Modoc and Shasta, and it also operates a commercial real estate lending office in Reno, Nevada. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the U.S. Small Business Administration. Plumas Bank was named a Super Premier Bank in 2007 by The Findley Reports. Additionally, in recognition of the Company’s long history of stock performance, in 2007 Plumas Bancorp was named to the Keefe, Bruyette & Woods Honor Roll for banking institutions. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.
In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	As of September 30,		Dollar	Percentage
	2007	2006	Change	Change
ASSETS
Cash and due from banks	$15,167	$13,899	$1,268	9.1%
Federal funds sold	8,045	505	7,540	1,493.1%
Investment securities	62,252	80,968	(18,716)	-23.1%
Loans, net of allowance for loan losses	349,291	346,898	2,393	0.7%
Premises and equipment, net	14,799	14,444	355	2.5%
Intangible assets, net	1,112	1,413	(301)	-21.3%
Bank owned life insurance	9,700	9,366	334	3.6%
Accrued interest receivable and other assets	9,355	9,609	(254)	-2.6%

Total assets	$469,721	$477,102	$(7,381)	-1.5%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$416,821	$418,013	$(1,192)	-0.3%
Short-term borrowings	—	9,500	(9,500)	-100.0%
Accrued interest payable and other liabilities	4,963	4,447	516	11.6%
Junior subordinated deferrable interest debentures	10,310	10,310	—	—%

Total liabilities	432,094	442,270	(10,176)	-2.3%
Shareholders’ equity	37,627	34,832	2,795	8.0%

Total liabilities and shareholders’ equity	$469,721	$477,102	$(7,381)	-1.5%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

			Dollar	Percentage
FOR THE THREE MONTHS ENDED SEPTEMBER 30,	2007	2006	Change	Change

Interest income	$7,560	$7,592	$(32)	-0.4%
Interest expense	2,112	1,851	261	14.1%

Net interest income before provision for loan losses	5,448	5,741	(293)	-5.1%
Provision for loan losses	125	300	(175)	-58.3%

Net interest income after provision for loan losses	5,323	5,441	(118)	-2.2%
Non-interest income	1,428	1,316	112	8.5%
Non-interest expenses	4,684	4,503	181	4.0%

Income before provision for income taxes	2,067	2,254	(187)	-8.3%
Provision for income taxes	789	858	(69)	-8.0%

Net income	$1,278	$1,396	$(118)	-8.5%

Basic earnings per share	$0.26	$0.28	$(0.02)	-7.1%

Diluted earnings per share	$0.26	$0.27	$(0.01)	-3.7%

			Dollar	Percentage
FOR THE NINE MONTHS ENDED SEPTEMBER 30,	2007	2006	Change	Change

Interest income	$22,809	$21,716	$1,093	5.0%
Interest expense	6,457	5,064	1,393	27.5%

Net interest income before provision for loan losses	16,352	16,652	(300)	-1.8%
Provision for loan losses	500	900	(400)	-44.4%

Net interest income after provision for loan losses	15,852	15,752	100	0.6%
Non-interest income	3,995	3,853	142	3.7%
Non-interest expenses	14,432	13,332	1,100	8.3%

Income before provision for income taxes	5,415	6,273	(858)	-13.7%
Provision for income taxes	2,055	2,392	(337)	-14.1%

Net income	$3,360	$3,881	$(521)	-13.4%

Basic earnings per share	$0.67	$0.78	$(0.11)	-14.1%

Diluted earnings per share	$0.67	$0.76	$(0.09)	-11.8%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	September 30,
	2007	2006
QUARTERLY AVERAGE BALANCES
Assets	$461,196	$472,481
Earning assets	$415,495	$426,248
Loans	$349,598	$343,622
Deposits	$406,525	$418,259
Equity	$37,246	$34,136

CREDIT QUALITY DATA
Allowance for loan losses	$4,127	$3,905
Allowance for loan losses as a percentage of total loans	1.17%	1.12%
Nonperforming loans	$2,751	$1,010
Nonperforming assets	$3,002	$1,048
Nonperforming loans as a percentage of total loans	0.78%	0.29%
Nonperforming assets as a percentage of total assets	0.64%	0.22%
Year-to-date net charge-offs	$290	$251
Year-to-date net charge-offs as a percentage of average loans, annualized	0.11%	0.10%

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter	$0.26	$0.28
Diluted earnings per share for the quarter	$0.26	$0.27
Quarterly weighted average shares outstanding	4,945	5,005
Quarterly weighted average diluted shares outstanding	4,976	5,090
Basic earnings per share, year-to-date	$0.67	$0.78
Diluted earnings per share, year-to-date	$0.67	$0.76
Year-to-date weighted average shares outstanding	4,980	4,998
Year-to-date weighted average diluted shares outstanding	5,025	5,090
Book value per share	$7.63	$6.96
Cash dividends paid per share, year-to-date	$0.15	$0.13
Total shares outstanding	4,934	5,008

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average equity	13.6%	16.2%
Annualized return on average assets	1.10%	1.17%
Net interest margin	5.20%	5.34%
Efficiency ratio	68.1%	63.8%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return on average equity	12.2%	15.7%
Annualized return on average assets	0.96%	1.11%
Net interest margin	5.20%	5.28%
Efficiency ratio	70.9%	65.0%
Loan to deposit ratio	84.6%	83.6%